EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

Affinity Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	444,700(1)	$14.83(2)	$6,594,901	0.0000927	$612(2)
Equity	Common stock, $0.01 par value per share	457(h)(1)	73,500(3)	$14.87	$1,092,945	0.0000927	$101
Total Offering Amounts					$7,687,846		$713
Total Fee Offsets							$0.00
Net Fee Due							$713
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(1)
Pursuant to Rule 416, this registration statement is deemed to include additional shares of the registrant’s common stock, par value $0.01 per share (“Stock”), issuable under the terms of the Affinity Bancshares, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $14.83 per share, the average of the high and low prices of the Stock as reported on the Nasdaq Capital Market on May 23, 2022.

(3)	Represents the number of shares of common stock currently reserved for issuance for options that were granted on May 24, 2022, but have not been exercised by the recipient pursuant to the Equity Plan.

Table 2: Fee Offset Claims and Sources
N/A